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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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PDF SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PDF SOLUTIONS, INC.
333 West San Carlos Street, Suite 700
San Jose, California 95110
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 7, 2009

        On Wednesday, October 7, 2009, PDF Solutions, Inc., a Delaware corporation, or the Company, will hold its annual meeting of stockholders, or the Annual Meeting, beginning at 10:00 a.m., at our offices located at 333 West San Carlos Street, Suite 700, San Jose, California 95110, for the following purposes:

  •
  Electing two Class II nominees to the Board of Directors, or the Board, to serve for a three-year term expiring on the first annual meeting of stockholders that is held after December 31, 2011, or until such directors' respective successors are duly elected and qualified;

  •
  Ratifying the appointment by the Company's audit and corporate governance committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and

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  Transacting such other business as may properly come before the Annual Meeting.

        You can find more information about each of these items of business, including a more detailed description of the nominees for directors, in the attached proxy statement.

        We cordially invite all stockholders of record who owned stock at the close of business on Monday, August 24, 2009, or persons who hold a valid proxy, to attend the Annual Meeting in person. For 10 days prior to the Annual Meeting, we will make available a list of registered stockholders entitled to vote at the Annual Meeting at our offices located at 333 West San Carlos Street, Suite 700, San Jose, California, 95110. We will also have this list of registered stockholders available during the Annual Meeting.

        However, whether or not you expect to attend the Annual Meeting in person, please vote your shares by either:

  •
  Completing and returning the enclosed proxy card in the mail;

  •
  Using the toll-free telephone number on your proxy card, if you are in Canada, Puerto Rico, or the United States; or

  •
  Using the Internet by following the instructions on your proxy card.

        If you vote by telephone or Internet, you do not need to return your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be
Held on October 7, 2009.

Our proxy statement, proxy card and annual report to stockholders for the year ended December 31, 2008 are available at http://ir.pdf.com/sec.cfm.

        At the Annual Meeting, we will also report on our business results and other matters of interest to stockholders. Any stockholder attending the Annual Meeting may vote in person even if he or she has previously submitted a proxy.

        On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

PETER COHN Secretary

San Jose, California
August 26, 2009

PDF SOLUTIONS, INC.
333 West San Carlos Street, Suite 700
San Jose, California 95110

PROXY STATEMENT

FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 7, 2009

        Our Board is soliciting proxies for our 2009 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

        The Board set August 24, 2009 as the record date for the Annual Meeting, or the Record Date. Stockholders of record who owned our common or preferred stock on that date are entitled to vote at and attend the Annual Meeting, with each outstanding share entitled to one vote. On the record date, there were 26,517,379 shares of our common stock, $0.00015 par value outstanding. No shares of our preferred stock were outstanding.

        Voting materials, which include this proxy statement, a proxy card and the 2008 Annual Report, will be mailed to stockholders on or about September 4, 2009.

        In this proxy statement:

  •
  "We," "us," "our," "PDF," "PDF Solutions," and the "Company" refer to PDF Solutions, Inc.;

  •
  "Annual Meeting" means our 2009 Annual Meeting of Stockholders;

  •
  "Board" or "Board of Directors" means our Board of Directors; and

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  "SEC" means the Securities and Exchange Commission.

        We have summarized below important information with respect to the Annual Meeting.

Time and Place of the Meeting

        The Annual Meeting is being held on Wednesday, October 7, 2009 at 10:00 a.m. PDT, at the Company's headquarters located at 333 West San Carlos Street, Suite 700, San Jose, California 95110.

        All stockholders of record who owned shares of our stock as of the Record Date may attend the Annual Meeting.

Purpose of the Proxy Statement and Proxy Card

        You are receiving a proxy statement and a proxy card from us because you owned shares of our common stock on the Record Date. This proxy statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

        If you sign the proxy card, you appoint Dr. John K. Kibarian, our Chief Executive Officer, Joy E. Leo, our Chief Administration Officer, and Keith A. Jones, our Vice President of Finance and Chief Financial Officer, as your representatives at the Annual Meeting. Dr. Kibarian, Ms. Leo, and Mr. Jones will vote your shares at the Annual Meeting as you have instructed them on the proxy card that you return. Your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to, in advance of the Annual Meeting, indicate your preferences on the enclosed proxy card, and then date, sign and return your proxy card, or vote your shares by telephone or via the Internet, just in case your plans change and you are unable to attend the Annual Meeting.

Proposals to be Voted on at the Annual Meeting

        You are being asked to vote on the following:

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  the election of two Class II directors to serve on our Board; and

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  the ratification of the audit and corporate governance committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

        The Board recommends a vote FOR each proposal.

Voting Procedure

  You may vote by mail.

        To vote by mail, please indicate your preferences on the enclosed proxy card, date and sign your proxy card and return it in the enclosed, postage-prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you have instructed.

  You may vote in person at the Annual Meeting.

        We will pass out written ballots to any stockholder who attends the Annual Meeting in person. If your shares are held in "street name" and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting. Holding shares in "street name" means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.

  You may vote by telephone or via the Internet.

        If you live in the United States, Puerto Rico, or Canada, you may submit your votes on the proxy by following the "Vote-by-Telephone" instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the "Vote-by-Internet" instructions on the proxy card.

  You may change your mind after you have returned your proxy card.

        If you change your mind after you have returned your proxy card or submitted your proxy by telephone or via the Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may revoke your proxy by:

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  entering a new vote by telephone, via the Internet or by signing and returning another proxy card at a later date, but before the polls close at the Annual Meeting;

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  providing written notice of the revocation to the Secretary of the Company, 333 West San Carlos Street, Suite 700, San Jose, California, 95110; or

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  voting in person at the Annual Meeting.

Multiple Proxy Cards

        If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards that you have received to ensure that all of your shares are voted.

Delivery of Proxy Cards to Stockholders Sharing the Same Address

        We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save printing, postage and administrative expenses, as well as natural resources.

        If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our Secretary at Secretary, PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. You can contact PDF Solutions, Inc. by telephone at (408) 289-7000.

Quorum Requirement

        Shares are counted as "present" at the Annual Meeting if the stockholder either:

  •
  votes in person at the Annual Meeting, or

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  has properly submitted a proxy card in the mail, or voted by telephone or via the Internet.

        A majority of our outstanding shares present (either in person or by proxy) constitutes the quorum required for holding the Annual Meeting and conducting business.

Consequences of Not Returning Your Proxy Card; Broker Non-Votes

        If your shares are held in your name, you must return your proxy card in the mail, vote by telephone or via the Internet, or attend the Annual Meeting in person, in order to vote on the proposals. If your shares are held in "street name" and you do not return your proxy card in the mail, or vote by telephone or via the Internet, your stockbroker may either:

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  vote your shares on routine matters, or

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  leave your shares unvoted.

        Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. We do not know of any non-routine matters to be acted upon at the Annual Meeting and as such, the voting results from the Annual Meeting are not expected to include broker non-votes.

        We encourage you to provide specific instructions to your stockbroker by returning your proxy card or voting by telephone or Internet. This ensures that your shares will be properly voted at the Annual Meeting.

Effect of Abstentions

        Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but as votes AGAINST a proposal for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote For the Election of Directors

        Assuming a quorum is present, the two nominees receiving the highest number of affirmative votes will be elected as the Class II directors.

Vote Solicitation; Use of Outside Solicitors

        PDF Solutions, Inc. is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, via the Internet or in person to obtain your proxy. PDF will bear this cost, but our directors, officers and employees that assist us in this solicitation will not receive any additional compensation for doing so. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials.

Voting Procedures

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare, our transfer agent, and delivered to Joy E. Leo, our Chief Administration Officer. Ms. Leo will act as the Inspector of Elections. The Inspector of Elections also has the responsibility of determining whether a quorum is present at the Annual Meeting.

        Those shares represented by the proxy cards received, marked, dated, and signed or represented by votes cast using the telephone or the Internet, and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned unmarked will be voted FOR the director nominee, FOR each of the other proposals made in this proxy statement, and in a manner that the proxy holders deem desirable for any other matters that come before the Annual Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

        There are no dissenters' rights of appraisal with respect to the matters to be acted upon at the Annual Meeting.

        We believe that the procedures to be used by the Inspector of Elections to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

        We will announce preliminary voting results at the Annual Meeting. We will publish the final results in our Annual Report on Form 10-K for the year ending December 31, 2009, which we expect to file with the SEC in March 2010. You may obtain a copy free of charge from our Internet website at www.pdf.com, by contacting our Investor Relations Department at (408) 280-7900 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the online EDGAR system at www.sec.gov.

Other Business

        We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Dr. Kibarian, Ms. Leo, and Mr. Jones to vote on such matters at their discretion.

Proposals for Next Year's 2010 Annual Meeting

        To have your proposal included in the proxy statement for the 2010 Annual Meeting, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, you must submit your proposal in writing by the date that is 120 calendar days before the anniversary of the date that this year's proxy statement is "released to stockholders," or the mailing date. Your proposal should be addressed to the attention of our Secretary, PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. Assuming that this proxy statement is mailed on or about Friday, September 4, 2009, your proposal for the 2010 Annual Meeting should arrive by Friday, May 7, 2010.

        In addition, our Bylaws provide that a proposal that a stockholder delivers or mails to our principal executive offices not less than 90, nor more than 120 days, prior to the anniversary date of the prior year's meeting, or the Anniversary Date, shall be considered timely received; provided, however, that if the date of the annual meeting is more than 30 days prior to, or more than 60 days after the Anniversary Date, and less than 60 days notice of the date of the meeting is given to stockholders, to be timely received the proposal must be received from the stockholder not later than the close of business on the 10th day following the date the notice of meeting was mailed.

        If you submit a proposal for the 2010 Annual Meeting after the date that is less than 90 days prior to September 4, 2010, or the anniversary date of the mailing of the proxy statement in connection with the Annual Meeting, management may or may not, at its discretion, present the proposal at the meeting, and the proxies for the 2010 Annual Meeting will confer discretion on the management proxy holders to vote for or against your proposal at their discretion.

PROPOSAL NO. 1: ELECTION OF CLASS II DIRECTORS

        We have nominated two candidates for election to the Board this year as Class II Directors, Lucio L. Lanza and Kimon Michaels, Ph.D. Detailed information on each of the nominees is provided below.

        The Board is divided into three classes with each director serving a three-year term and one class being elected at each year's Annual Meeting. We will be electing two Class II directors at this meeting. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each Class II nominee listed below has consented to serve as a director.

Vote Required

        If a quorum is present at the Annual Meeting, the nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class II directors for the three-year term following the Meeting. Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees. If additional people are nominated for election as directors after the date of this proxy statement, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Class II Directors

        The Company's amended and restated bylaws, or Bylaws, provide that the number of directors shall be established by the Board or the stockholders of the Company. The Company's amended and restated certificate of incorporation provides that the directors shall be divided into three classes, with each class serving for staggered, three-year terms. The Board has set the number of Directors at six (6), consisting of three Class I directors, two Class II directors and one Class III director.

        The Class II directors elected at the Annual Meeting will hold their offices until the annual meeting that is held after the fiscal year ending December 31, 2011 or until their successors have been duly elected and qualified. The terms of the Class III and Class I directors will expire at the Annual Meeting of Stockholders next following the fiscal years ending December 31, 2009 and December 31, 2010, respectively.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. Each nominee is presently a director of the Company and has consented to serve a three-year term. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill such vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as a director.

        Set forth below are the names, and certain biographical and business experience information as of June 30, 2009, of the nominees for the Class II directors (indicated with a double asterisk) and the continuing Class I and Class III directors with unexpired terms. Each Class II nominee currently serves as a director. There are no family relationships among any directors or executive officers.

Name	Age	Position with the Company
Nominees for the Class II Directors
Lucio L. Lanza	64	Chairman of the Board
Kimon Michaels, Ph.D.	43	Vice President, Design For Manufacturability and Director
Continuing Class I Directors
Thomas Caulfield, Ph.D.	50	Director
Albert Y.C. Yu, Ph.D.	68	Director
R. Stephen Heinrichs	62	Director
Continuing Class III Director
John K. Kibarian, Ph.D.	45	Chief Executive Officer, President and Director

Business Experience of Nominees and Incumbent Directors

        Thomas Caulfield, Ph.D., has served as a director of the Company since September 2006. Dr. Caulfield, who has been appointed Chairman of the Nominating Committee, currently serves as Executive Vice President of Sales, Marketing & Customer Satisfaction for Novellus Systems Inc. Prior to joining Novellus in October 2005, Dr. Caulfield had been employed at IBM for 16 years, serving in several executive management positions. Most recently he served as Vice President of 300MM Semiconductor Operations and was responsible for IBM's premiere semiconductor facility in East Fishkill, New York. Prior to joining IBM, Dr. Caulfield worked at Philips Laboratory as a senior member of the research staff and began his working career at Columbia University. Dr. Caulfield received a B.S. in Physics from St. Lawrence University and a B.S., M.S., and a Ph.D. in Materials Science/Metallurgy from Columbia University.

        R. Stephen Heinrichs has served as a director of the Company since August 2005. Mr. Heinrichs, who has been appointed Chairman of the Audit and Corporate Governance Committee, currently is a private investor, a director of Avistar Communications, and is also managing director of an early stage venture capital fund. Most recently, Mr. Heinrichs served as a director of Catapult Communications Corporation from September 2005 through June 2009, when the company was acquired by Ixia, and also served as a director and was the audit committee chairman of Artisan Components, Inc. from January 2003 through 2005, when the company was acquired by ARM Holdings PLC. Prior to his retirement in 2001,

Mr. Heinrichs served as Chief Financial Officer of Avistar Communications Corporation, a company he co-founded. Mr. Heinrichs received a B.S. in Accounting from California State University Fresno and is a Certified Public Accountant.

        John K. Kibarian, Ph.D., one of our co-founders, has served as President of the Company since November 1991 and as our Chief Executive Officer since July 2000. Dr. Kibarian has served as a director of the Company since December 1992. Dr. Kibarian received a B.S. in Electrical Engineering, an M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

        **Lucio L. Lanza has served as the Chairman of the Board since April 2004 and as a director of the Company since November 1995. Mr. Lanza is currently the managing director of Lanza techVentures, an early stage venture capital and investment firm, which he founded in January 2001, and a private investor and serves on a number of private company boards of directors. From 1990 to December 2000, Mr. Lanza served as partner of U.S. Venture Partners, a venture capital firm. Mr. Lanza served as chairman of the board of directors of Artisan Components, Inc., acquired by ARM Holdings PLC, a semiconductor intellectual property company, from November 1997 until December 2004 and as a director of that company since March 1996. Mr. Lanza has served as a director of ARM Holdings, PLC since December 2004. Mr. Lanza received a doctorate in electronic engineering from Politecnico of Milano.

        **Kimon Michaels, Ph.D., one of our co-founders, has served in vice presidential capacities for the Company since March 1993 including currently as Vice President, Design for Manufacturability, and as a director of the Company since November 1995. He also served as Chief Financial Officer from November 1995 to July 1998. Dr. Michaels received a B.S. in Electrical Engineering, an M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

        Albert Y.C. Yu, Ph.D., has served as a director of the Company since August 2005. Dr. Yu, who has been appointed Chairman of the Compensation Committee, currently is active in private venture capital investing and serves on the board of directors of several high technology companies and on the board of directors of Preferred Bank, an independent commercial bank. Previously, Dr. Yu had been employed with Intel Corporation for almost 30 years until his retirement in 2002. At Intel, he held numerous technical and executive management positions, including Senior Vice President and a member of the Corporate Management Committee, with responsibilities for corporate strategy, microprocessors, chipsets, and software. Dr. Yu received a B.S. from the California Institute of Technology, and an M.S. and Ph.D. from Stanford University, all in electrical engineering.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR
THE ELECTION OF THE TWO CLASS II DIRECTOR NOMINEES INDICATED ABOVE.

 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        During the last fiscal year (the period from December 31, 2007 through December 31, 2008), the Board met seventeen times. The Board also took two actions by unanimous written consent during fiscal year 2008. Except for Susan Billat, who resigned from the Board on August 4, 2008, each director of the Board attended at least 75% of all Board and applicable committee meetings in fiscal year 2008. Ms. Billat attended approximately 38% of all Board and applicable committee meetings in fiscal year 2008. The Board has five standing committees: the Nominating Committee, the Compensation Committee, the Special Option Committee, the Audit and Corporate Governance Committee and the Strategic Committee. Except for the Special Option Committee and the Strategic Committee, each of these committees has a written charter approved by the Board and available for your review on the Company's website at www.pdf.com.

        The Company strongly encourages all of the members of its Board to attend each annual stockholders' meeting. Six members of the Board attended our 2008 annual stockholders' meeting.

        The members and chairs of each of the committees are identified in the following table:

Director	Nominating Committee	Compensation Committee	Audit and Corporate Governance Committee	Special Options Committee	Strategic Committee
John K. Kibarian, Ph.D.				X	X
Lucio L. Lanza*			X		X
Kimon Michaels, Ph.D.
Thomas Caulfield, Ph.D.	Chair	X	X
Albert Y.C. Yu, Ph.D.	X	Chair
R. Stephen Heinrichs	X	X	Chair		X

*
Chairman of the Board

Compensation Committee

        The Compensation Committee held three meetings during the fiscal year ended December 31, 2008. The primary functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries and cash incentives and long-term equity incentives and to assist with the administration of our 2001 Stock Plan and 2001 Employee Stock Purchase Plan. We have included a more detailed analysis of the Company's executive compensation program, its objective and the process we undergo to set and review our compensation determinations on page 19 of this proxy statement. Each of the members of the Compensation Committee is an "outside director" as defined in Section 162(m) of the Internal Revenue Code and a "Non-Employee Director" under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended.

Special Option Committee

        The Special Option Committee took action by unanimous written consent seven times during the fiscal year ended December 31, 2008. The Board approved the formation of a Special Option Committee in June of 2000 to assist the Compensation Committee by serving as administrator for our stock plans for the purposes of granting options to purchase up to 35,000 shares of common stock to new, non-executive employees. In January of 2002, the Board also authorized the Special Option Committee to approve merit stock increases to existing employees by granting them options to purchase up to 15,000 shares of common stock. Dr. Kibarian comprises the Special Option Committee, although Mr. Jones serves in a confirmatory role.

Strategic Committee

        The Board approved the creation of the Strategic Committee at its October 23, 2008 meeting. The primary functions of this committee are to investigate and evaluate strategic alternatives with respect to the Company, including without limitation, a possible strategic partnership, partnering arrangement, joint venture, licensing, merger, or other similar extraordinary transaction involving the Company and its subsidiaries. The Strategic Committee has not met or taken any action by written consent since its inception in October. Mr. Lanza, Mr. Heinrichs and Dr. Kibarian were appointed to this committee by the Board.

Audit and Corporate Governance Committee

        The Audit and Corporate Governance Committee held five meetings and took two actions by unanimous written consent during the fiscal year ended December 31, 2008. We renamed our Audit Committee of the Board of Directors the Audit and Corporate Governance Committee of the Board of Directors, effective as of February 3, 2009, and, in conjunction with the renaming of the committee, we adopted a revised charter for the committee on April 23, 2009 to reflect its corporate governance-related duties. The Audit and Corporate Governance Committee is a separately-designated committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

        The Audit and Corporate Governance committee is comprised of three independent directors within the meaning of the rules of the SEC and NASDAQ Listing Rules: Dr. Caulfield, Mr. Heinrichs, and Mr. Lanza. Mr. Heinrichs serves as the Chairman of the Audit and Corporate Governance committee. The functions of the Audit and Corporate Governance Committee include: recommending the engagement of the independent registered public accounting firm; monitoring the effectiveness of our internal and external audit efforts; monitoring and assessing the effectiveness of our financial and accounting organization and the quality of our system of internal accounting controls; and overseeing all aspects of the Company's corporate governance functions on behalf of the Board and make recommendations on corporate governance issues. The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC require us to disclose whether the Audit and Corporate Governance Committee includes at least one member who is an "audit committee financial expert" within the meaning of such Act and rules. The Board has determined that R. Stephen Heinrichs qualifies as its "audit committee financial expert." The Board believes that Mr. Heinrichs qualifies as such an expert in light of his more than 30 years experience in finance and operations, holding various positions in public and private companies including acting as the Chief Financial Officer of Avistar Communications Corporation and serving on the board of directors and as the audit committee chairman of Artisan Components, acquired by ARM Holdings PLC. Mr. Heinrichs received a B.S. in Accounting from California State University Fresno and is a Certified Public Accountant. As a result of such background and experience, the Board believes that Mr. Heinrichs possesses: an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with accounting estimates, accruals and reserves; experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to those of the Company; an understanding of internal control over financial reporting; and an understanding of Audit and Corporate Governance Committee functions.

Nominating Committee

        The Nominating Committee held no meetings during the fiscal year ended December 31, 2008. We renamed our Nominating and Corporate Governance Committee of the Board of Directors the Nominating Committee of the Board of Directors effective as of February 3, 2009, and, in conjunction with the renaming of the committee, we adopted a revised charter on April 23, 2009 for the committee to reflect the removal of its corporate governance-related duties.

        The function of the Nominating Committee is to identify, review and evaluate candidates to serve as directors and to make other recommendations to the Board regarding affairs related to the directors of the Company. The Nominating Committee does not set specific criteria for becoming a member of the Board but believes the Company is well served when the Board has the appropriate number of members, these members possess the requisite talents and experience with respect to technology, business, finance, administration, and public service, and these members come from a variety of backgrounds with demonstrated personal integrity, character and acumen that complement the core components of the Board and the long-term strategies of the Company. The Nominating Committee believes it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an "audit committee financial expert" and that a majority of the members of the Board should meet the definition of "independent director" under NASDAQ Listing Rules. The Nominating Committee also believes it appropriate for certain key members of the Company's management to participate as members of the Board. The Nominating Committee receives suggestions from many sources, including stockholders, regarding possible candidates for members of the Board. The Nominating Committee considers properly submitted stockholder nominees for director in the same manner as nominees for director from other sources.

        The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are first considered for re-nomination. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board decides to increase the size of the Board, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the philosophy explained above. Current members of the Nominating Committee are polled for suggestions as to individuals meeting the philosophy of the Nominating Committee. To date, the Company has not engaged third parties to identify, evaluate or assist in identifying potential nominees, but the Company reserves the right in the future to retain a third party search firm, if necessary.

        Stockholders may send any recommendations for director nominees or other communications to the Board or any individual director in accordance with Section 2.5 of the Bylaws at the following address:

        Board of Directors (or Nominating Committee, or name of individual director)
c/o Corporate Secretary
 PDF Solutions, Inc.
333 West San Carlos Street, Suite 700
San Jose, California 95110

Director Independence

        The Company has adopted standards for director independence in accordance with NASDAQ Listing Rules and SEC rules. An "independent director" means a person, other than an officer or employee of the Company or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with the Company within the last three years.

        The Board considered relationships, transactions or arrangements with each of the directors, including relationships and transactions discussed in "Certain Relationships and Related Transactions," in this proxy statement and concluded that none of the current non-employee directors has any relationships with the Company that would impair his or her independence. The Board has determined that each member of the Board, other than Dr. Kibarian and Dr. Michaels, is an independent director under applicable NASDAQ Listing Rules and SEC rules. Dr. Kibarian and Dr. Michaels did not meet the independence standards because they are employees of the Company.

        In May 2007, the Board determined that upon the consummation of the Company's acquisition of Fabbrix, Mr. Lanza would no longer be considered an "independent director" under the NASDAQ Listing Rules and other applicable standards, and could therefore no longer serve on the Board's Audit and Corporate Governance, Compensation, and Nominating Committees. Please see additional detail regarding the Company's acquisition of Fabbrix in "Certain Relationships and Related Transactions" in this proxy. Following the consummation of the Merger and the expiration of the escrow period in connection with the Merger, the Board concluded in April 2009 that Mr. Lanza may again serve on the Board as an "independent director." Mr. Lanza was appointed to the Audit and Corporate Governance Committee of the Board effective as of April 24, 2009.

        The Board has determined that:

  •
  all directors who serve on the Audit and Corporate Governance, Compensation, and Nominating Committees are independent under the NASDAQ Listing Rules and SEC rules; and

  •
  all members of the Audit and Corporate Governance Committee meet the additional independence requirement and they do not directly or indirectly receive compensation from the Company other than their compensation as directors.

        The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of the Company's management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate.

CORPORATE GOVERNANCE

        The Company provides information on its website about its corporate governance policies, including the Company's Code of Ethics and charters for the committees of the Board. These materials can be found at www.pdf.com under the "Governance" link on the "Investor" tab. Investors may also request free printed copies of the Code of Ethics and committee charters by sending inquiries to Investor Relations, c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110.

        The Company's policies and practices reflect corporate governance initiatives that are compliant with NASDAQ continued listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

  •
  a majority of the Board are independent as defined in the NASDAQ Listing Rule 5605(a)(2);

  •
  all members of the primary committees of the Board (the Audit and Corporate Governance Committee, the Compensation Committee and the Nomination Committee) are independent as the term is defined under the NASDAQ Listing Rules;

  •
  the independent members of the Board meet at least twice per year in execution sessions without the presence of management;

  •
  the Company has an ethics hotline available to all employees, and the Company's Audit and Corporate Governance Committee has procedures for the anonymous submission of employee complaints on accounting, internal controls, auditing or other related matters; and

  •
  the Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as to members of the Board.

        Our Board welcomes all communications from our stockholders. Stockholders may send communications to the Board or any director of the Board in particular, at the following address: Investor Relations, c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. Any correspondence addressed to the Board or to any one of our directors of the Board sent in care of our corporate offices is reviewed by our Investor Relations department and presented to the Board at its regular meetings.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit and corporate governance committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has served as our independent registered public accounting firm since September 18, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the audit and corporate governance committee will have the responsibility of selecting the Company's auditors.

        A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to questions.

Principal Accountant Fees and Services

        The following is a summary of the fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for professional services rendered for the fiscal years ended December 31, 2008 and December 31, 2007:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$702,400	$822,800
Audit-Related Fees	—	136,200
Tax Fees:
Tax Compliance/Preparation	116,600	108,500
Other Tax Fees	86,400	92,300

Total Tax Fees	203,000	200,800
All Other Fees	—	—

Total Fees	$905,400	$1,159,800

        Audit Fees.    The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company's annual consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, and for the reviews of the condensed consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal years 2008 and 2007 totaled approximately $702,400 and $822,800, respectively.

        Audit-Related Fees.    The fees billed by Deloitte for assurance and related services for the fiscal year ended December 31, 2007 totaled $136,200, which included fees for the review of SEC filings related to the issuance of additional shares in connection with the acquisition of Fabbrix, Inc., and for the consultations related to SEC correspondence. There were no audit-related fees for the fiscal year ended December 31, 2008.

        Tax Fees.    The aggregate fees billed or expected to be billed by Deloitte for tax compliance/preparation services for the fiscal years ended December 31, 2008 and 2007 totaled $116,600 and $108,500, respectively. Tax compliance/preparation services consisted of fees billed for assistance in preparation of the Company's U.S. federal, state and local tax returns. The tax compliance/preparation services for fiscal year ended December 31, 2008 included a short-year tax return for the period ended May 2007 in connection with the acquisition of Fabbrix, Inc. The aggregate fees billed by Deloitte for other tax services for the fiscal years ended December 31, 2008 and 2007 totaled $86,400 and $92,300, respectively. Other tax services consisted of fees billed for tax advice related to international and domestic tax consulting and planning. Other tax services for the fiscal year ended December 31, 2007 included fees for due diligence services in connection with the acquisition of Si Automation S.A.

        All Other Fees.    There were no other fees billed or expected to be billed by Deloitte for all other services rendered to the Company during the fiscal years ended December 31, 2008 and 2007, other than those disclosed above.

Policy on Audit and Corporate Governance Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit and Corporate Governance Committee's policy is to pre-approve all audit and permissible non-audit services provided by Deloitte. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to an initial estimated budget. Deloitte and management are required to periodically report to the Audit and Corporate Governance Committee regarding the extent of services provided by Deloitte in accordance with this pre-approval, and the fees performed to date. The Audit and Corporate Governance Committee may also pre-approve particular services on a case-by-case basis.

        All services provided by Deloitte during the fiscal years ended December 31, 2008 and 2007 were pre-approved by the Audit and Corporate Governance Committee.

Recommendation of the Board:

        THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership, as of June 30, 2009, of (i) each person known to us to be the beneficial holder of more than 5% of our outstanding common stock, (ii) each director and each director nominee, (iii) each Named Executive Officer identified in the Summary Compensation Table on page 24 of this proxy statement, and (iv) all executive officers and directors as a group. Except as otherwise indicated, the address for each person listed as a director or officer is c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power, or shares such powers with his spouse, with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)(2)
5% Stockholders:
T. Rowe Price Associates, Inc.	2,750,501	10.42
100 E. Pratt Street
Baltimore, Maryland 21202(3)
FMR LLC	2,815,641	10.67
82 Devonshire Street
Boston, Massachusetts 02109(4)
Wellington Management Company, LLP	1,731,500	6.56
75 State Street
Boston, MA 02109(5)
Artis Capital Management, L.P.	1,734,834	6.57
One Market Plaza
Steuart Street Tower, Suite 2700
San Francisco, CA 94105(6)
Royce & Associates, LLC	1,669,824	6.33
1414 Avenue of the Americas
New York, New York 10019(7)
Directors and Named Executive Officers:
John K. Kibarian(8)	2,559,936	9.70
Keith A. Jones(9)	37,472	*
Kimon W. Michaels(10)	1,560,319	5.91
Lucio L. Lanza(11)	429,274	1.63
David A. Joseph(12)	270,387	1.02
Cornelius (Cees) Hartgring(13)	185,505	*
R. Stephen Heinrichs(14)	79,759	*
Albert Y.C. Yu(15)	7,031	*
Thomas Caulfield(16)	6,026	*
All directors and executive officers as a group	5,466,097	20.71
(13 persons)(17)

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned also includes ownership of which the named person has the right to acquire, through conversion, option and warrant exercise or otherwise, within 60 days after June 30, 2009.

(2)
Percentage of beneficial ownership is based on 26,394,159 shares outstanding as of June 30, 2009. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after June 30, 2009, as described in Footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.

(3)
Based solely on the Schedule 13G Amendment No. 5 filed jointly on April 9, 2009 by T. Rowe Price Associates, Inc. ("Price Associates"), and T. Rowe Price Small Cap Stock Fund, Inc. ("Price Small Cap"). The 13G Amendment indicates (i) that Price Associates has sole dispositive power of 2,750,501 shares and sole voting power over 242,500 shares, and (ii) that Price Small Cap has sole voting power over 1,351,700 shares.

(4)
Based solely on the Schedule 13G Amendment No. 2 filed on February 14, 2008 by FMR LLC ("FMR"). The Schedule 13G Amendment indicates (i) that FMR is a parent holding company for Fidelity Management & Research Company ("Fidelity"), and (ii) that Fidelity Small Cap Stock Fund, an investment company of Fidelity, is the entity which has sole dispositive power over 2,815,641 shares.

(5)
Based solely on the Schedule 13G Amendment No. 1 filed on February 17, 2009 by Wellington Management Company, LLP ("Wellington"). The Schedule 13G indicates (i) that Wellington may be deemed to beneficially own the 1,731,500 shares which are held of record by Wellington clients, and (ii) that Wellington shares voting power over 1,052,500 shares and dispositive power over 1,731,500 shares.

(6)
Based solely on the Schedule 13G that was jointly filed on February 17, 2009 by Artis Capital Management, L.P. ("Artis"), Artis Capital Management, Inc. ("Artis Inc.") and Stuart L. Peterson The Schedule 13G indicates (i) that Artis, Artis Inc., and Mr. Peterson share voting power and dispositive power over 1,734,834 shares, and (ii) that Artis, Artis Inc. and Mr. Peterson each disclaim beneficial ownership of the Company stock, except to the extent of that person's pecuniary interest therein.

(7)
Based solely on the Schedule 13G filed on January 27, 2009 by Royce & Associates, LLC ("Royce"). The Schedule 13G indicates that Royce holds sole voting power and sole dispositive power over 1,669,824 shares.

(8)
Includes 80,000 shares issuable upon the exercise of vested stock options.

(9)
Includes 18,812 shares issuable upon the exercise of vested stock options.

(10)
Includes 93,124 shares issuable to Mr. Michaels upon exercise of vested options, 40,249 shares issuable to Mr. Michaels' spouse upon exercise of vested options, and 2,861 shares owned by Mr. Michaels' spouse.

(11)
Includes 196,558 shares issuable upon the exercise of vested stock options, and 121,720 shares owned by Lanza techVentures, an early stage venture capital and investment firm of which Mr. Lanza is the managing director.

(12)
Includes 57,499 shares issuable upon the exercise of vested stock options.

(13)
Includes 169,938 shares issuable upon the exercise of vested stock options.

(14)
Shares issuable upon the exercise of vested stock options.

(15)
Shares issuable upon the exercise of vested stock options.

(16)
Includes 4,687 shares issuable upon the exercise of vested stock options.

(17)
Includes 913,058 shares issuable upon the exercise of vested stock options held by our directors and executive officers, and 4,553,039 shares held by our directors and executive officers.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Fabbrix, Inc.

        On May 23, 2007, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Fabbrix, Inc., ("Fabbrix") and PDF Acquisition Corp., a wholly-owned subsidiary of the Company, pursuant to which the Company acquired all of the outstanding capital stock of Fabbrix, (the "Merger"). The Merger was completed on May 24, 2007 (the "Merger Closing"), and the escrow was distributed to the Fabbrix stockholders pursuant the Merger Agreement on November 24, 2008, including to Mr. Lucio Lanza, a director and Chairman of the Board, and an entity affiliated with Mr. Lanza, Lanza techVentures. Under the terms of the Merger Agreement, the Company paid a total of $2.7 million in cash and 271,531 shares of the Company's common stock at the Merger Closing.

        Immediately prior to the Merger, Mr. Lanza served as President, Chief Executive Officer and Chairman of the Board of Fabbrix. Mr. Lanza also held shares of capital stock of Fabbrix, both individually and through his venture capital firm, Lanza techVentures. In connection with the Merger, Mr. Lanza received $353,000 in cash and 35,722 shares of the Company's common stock at the Merger Closing. In connection with the Merger, Lanza techVentures received $1.2 million in cash and 121,720 shares of the Company's common stock at the Merger Closing. In addition, out of the merger consideration, Lanza techVentures received from Fabbrix $416,000 in cash as repayment of certain bridge loans previously made to Fabbrix.

        To evaluate a transaction with Fabbrix, the Board established a special committee consisting exclusively of independent directors (the "Special Committee"). The Special Committee reviewed, evaluated and directed the negotiation of the Merger and the Merger Agreement and recommended to the Board that the Company enter into the Merger Agreement. Mr. Lanza did not participate on behalf of the Company in any actions with respect to the transaction and the Merger Agreement, and did not participate in any deliberations or other activities of the Special Committee.

        In connection with the Merger, and in light of NASDAQ Listing Rules and other applicable standards, the Board made a determination in May 2007 that upon the consummation of the Merger, Mr. Lanza was no longer independent and the decision was made for Mr. Lanza to resign from the Audit and Corporate Governance, Compensation, and Nominating Committees of the Board effective at the closing of the Merger. Please see "Director Independence" in this proxy statement for a discussion of the Board's decision. Following the consummation of the Merger and the expiration of the escrow period in connection with the Merger, the Board made the determination in April 2009 that Mr. Lanza may again serve as an "independent director" on the Board. Mr. Lanza was appointed to the Audit and Corporate Governance Committee of the Board effective as of April 24, 2009.

Limitation of Liability and Indemnification Matters

        As permitted by the Delaware general corporation law, we have included a provision in our amended and restated certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

        In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors' and officers' insurance if available on reasonable terms. We have filed our forms of indemnification agreement on the SEC's website at www.sec.gov. We have obtained directors' and officers' liability insurance in amounts comparable to other companies of our size and in our industry.

Other Transactions

        We have granted options to some of our officers and directors. Please see "Executive Compensation" and "Director Compensation" in this proxy statement. We have also entered into acceleration agreements with certain of our officers and directors. Please see "Potential Payments Upon Termination or Change-in-Control" and "Director Compensation" in this proxy statement.

Review, Approval or Ratification of Transaction with Related Persons

        Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors, its officers, its employees, and members of their respective families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, the Company's Code of Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to our Compliance Officer. In addition, each officer and director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of the common stock (collectively, the "Reporting Persons") to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during the fiscal year ended December 31, 2008, all Reporting Persons complied with all applicable filing requirements under Section 16(a) of the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2008 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1996 Stock Option Plan, the 1997 Stock Plan, 2001 Stock Plan, the Stock Option/Stock Issuance Plan and our 2001 Employee Stock Purchase Plan (the "ESPP").

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders(1)	4,144,776		$8.97	6,186,491	(2)(3)(4)
Equity Compensation Plans Not Approved by Stockholders	267,224	(5)	$8.27	331,390	(5)

Total	4,412,000		$8.91	6,517,881

(1)
For a description of these plans, see Note 8 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 16, 2009.

(2)
Includes 5,141,779 shares available for issuance pursuant to options, stock purchase rights and long-term performance awards under the 2001 Stock Plan. The 2001 Stock Plan includes an "evergreen" feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2011, equal to the lesser of 3,000,000 shares, 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or such amount as is determined by the Board.

(3)
Includes 1,485,880 shares available for issuance under the ESPP. The ESPP, designed to comply with Internal Revenue Code Section 423, includes an "evergreen" feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2011, equal to the lesser of 675,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year or such amount as is determined by our Board.

(4)
Other than in connection with outstanding awards, no shares remain available for issuance pursuant to either of the 1996 Stock Option Plan or the 1997 Stock Plan.

(5)
Consists of the Stock Option/Stock Issuance Plan which was assumed by us upon the acquisition of IDS Software Systems, Inc. Stock options granted under the plan generally vest with respect to 25% of the shares subject to the option one year after the date of grant and then 1/48 of the shares subject to the option each month thereafter. Options generally expire 10 years after the grant date. The vesting for certain options is accelerated upon a change in control.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        We maintain an executive compensation program for our Named Executive Officers comprised of fixed and performance-variable elements. The individuals listed in the Summary Compensation Table in this Amendment are referred to as the "Named Executive Officers." The design and operation of our executive compensation program reflect the following objectives, established by our Compensation Committee with input from our Board and other management team members:

  •
  to recruit and retain talented leadership;

  •
  to implement measurable performance targets;

  •
  to tie executive compensation with stockholder value;

  •
  to emphasize performance-based compensation that is progressively weighted with seniority level; and

  •
  to maintain an executive compensation program that encourages our Named Executive Officers to adhere to high ethical standards.

        There are four main elements of each Named Executive Officer's total compensation that address and fulfill these objectives. These elements, described in more detail below, are:

  •
  base salary;

  •
  performance bonus;

  •
  long-term equity incentives; and

  •
  perquisites, health and welfare benefits and other compensation.

        The compensation that each Named Executive Officer receives is a combination of these elements. The Company has chosen these elements because they align the interests of our stockholders with those of our Named Executive Officers by focusing on compensation that includes pay that links individual performance to the Company's performance, short-term and long-term performance goals, equity-based benefits that promote an ownership mentality with the Company, and benefits that ensure healthy and productive employees.

How Our Executives' Compensation is Determined

        Our Compensation Committee develops, reviews and approves each element of compensation for our Company as a whole and for each of our Named Executive Officers. The Compensation Committee also regularly assesses the effectiveness and competitiveness of the program and the elements that we use to determine compensation.

        In the first quarter of each year, the Compensation Committee reviews the previous year's performance of each of our Named Executive Officers. In connection with this review, the Compensation Committee reviews and adjusts, as appropriate, annual base salaries for our Named Executive Officers, determines their discretionary incentive bonuses based on their prior year's performance and reviews their total compensation against market data. The Compensation Committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to the Company's compensation programs and practices generally. The Compensation Committee considers, but is not bound to accept, management's recommendations with respect to Named Executive Officer compensation.

        The Compensation Committee discusses our Chief Executive Officer's compensation package with him, but makes decisions with respect to his compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers.

        In making compensation decisions, it has been the practice of the Compensation Committee to review the historical levels of each element of a Named Executive Officer's total compensation and to compare each element with that of other named executive officers in an appropriate market comparison group, which includes other comparable high-technology companies within our industry of similar size in terms of revenue and market capitalization. In prior years, the comparison of each Named Executive Officer's compensation to market compensation data has been prepared by our internal human resources staff with the assistance of an external compensation consultant. Our staff refers to, among other things, market data obtained from both Radford High-Tech Executive Surveys and proxy data from peer companies. This data has then been presented to our Chief Executive Officer and the Compensation Committee in accordance with the process described above.

        Even though the Compensation Committee reviews market compensation data, we do not believe that it is appropriate to establish compensation levels based solely on benchmarking. Our Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating a Named Executive Officer's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements, and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation, the Compensation Committee does not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine Named Executive Officer compensation. Instead, the Compensation Committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives, however we do not rigidly apply any particular apportionment goal and it does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our Named Executive Officers to deliver superior performance and to retain them to continue their careers with the Company on a cost-effective basis.

Base Salaries

        In general, base salaries for our Named Executive Officers are initially established through arms-length negotiation at the time the executive is hired, taking into account such executive's qualifications, experience, prior salary and competitive salary information for companies that are comparable to ours. Base salaries of our Named Executive Officers are reviewed annually and adjustments to base salaries are based on the scope of an executive's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases take into account the Named Executive Officer's current salary and the amounts paid to the Named Executive Officer's peers outside the company. In addition to considering the competitive pay practices of other companies, we also consider the amounts paid to a Named Executive Officer's peers inside the Company by conducting an internal analysis which compares the pay of each Named Executive Officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective and contingent on the achievement of performance objectives.

        In the first quarter of 2008, the Compensation Committee reviewed the base salaries for all of the Named Executive Officers employed by us at that time and established the base salaries to be in effect during fiscal year 2008. These base salaries were set based on the Compensation Committee's analysis of the foregoing factors. Pursuant to this determination, the base salary of Mr. Hartgring was increased to $240,000 in February 2008 and the base salaries of all of our other Named Executive Officers remained the same. The actual base salaries paid to all of our Named Executive Officers for 2008 are set forth in the "Summary Compensation Table" below.

Performance Bonuses

        It is the Compensation Committee's objective to ensure that performance bonuses made to the Named Executive Officers are tied to the Company's overall financial performance and stockholder value. At the beginning of each fiscal year, the Board establishes annual financial goals for the Company to meet by the end of the fiscal year. Additionally, at the end of each fiscal quarter, the Board establishes specific numbers-based financial targets for the next quarter. At the end of each fiscal year, the Compensation Committee determines, based on the financial performance of the Company for the fiscal year, whether to establish a performance bonus pool and, if so, the size of such performance bonus pool. If a performance bonus pool has been created, then the Compensation Committee evaluates each Named Executive Officer's level of performance and contribution toward the Company's overall financial performance and determines whether to award a bonus to each Named Executive Officer and the size of such bonus. This structuring of discretionary performance bonuses based on a pay-for-performance method motivates and rewards the Named Executive Officers for their contributions to strong annual business performance by making a substantial portion of their total cash compensation received variable and dependent upon the Company's annual financial performance, as determined at the discretion of the Compensation Committee.

        In fiscal year 2008, the primary financial performance measures for funding the performance bonus pool consisted of total revenue (determined in accordance with generally accepted accounting principles in the United States of America, or GAAP), non-GAAP net income and non-GAAP net income per share. In addition, the Company also looked at certain non-GAAP financial measures that exclude the effects of the following: stock-based compensation expense, amortization of acquired technology and intangible assets, restructuring charges, impairment of goodwill and certain intangible assets, and their related income tax effects. The Company's management believes that these non-GAAP financial measures provide a useful supplemental analysis of the Company's ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash (with the exception of restructuring charges) nor do they have value with regards to the generation of current or future revenues. The Company believes that concurrently evaluating both GAAP and non-GAAP data provides valuable supplemental information on its financial operating results, allows the Company to assess its profitability and performance, and provides an appropriate basis for analyzing whether and to what extent to fund the executive performance bonus pool.

        Although management uses these non-GAAP financial measures internally to measure profitability and performance, these non-GAAP results are not considered an alternative to, or a substitute for, GAAP financial information, and may be different from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. When the Company presents its financial results to investors, we provide a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

        After completing the review discussed above, the Compensation Committee decided not to establish a performance bonus pool for 2008.

Long-Term Equity Incentives

        The goals of our long-term, equity-based incentive awards are to align the interests of our Named Executive Officers with the interests of our stockholders and to provide each Named Executive Officer with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. Because vesting is based on continued service, our equity-based incentives also facilitate the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the Company, the size of prior grants and competitive market data. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

        To reward and retain our Named Executive Officers in a manner that best aligns employees' interests with stockholders' interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that issuing stock options is an effective tool to meet one of the objectives of our compensation program by increasing long-term stockholder value through the tying of the value of the stock options to our future financial performance. Because stock option recipients are only able to profit from stock options if our stock price increases relative to the stock option's exercise price, we believe that stock options provide meaningful incentives to achieve an increase in the overall value of our stock over time.

        Consistent with the process in place in prior years, annual grants of options to the Named Executive Officers are typically approved by the Compensation Committee during the fourth quarter of the year. While the vast majority of stock option awards to our Named Executive Officers have been made pursuant to this annual process, the Compensation Committee retains the discretion to make stock option awards to Named Executive Officers at other times, including in connection with the hiring of a Named Executive Officer, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

        Consistent with the practice for all of our employees, the exercise price of each stock option grant made to a Named Executive Officer is the fair market value of the Company's common stock on the grant date, which our equity incentive plans determine to be the closing price of our common stock on the NASDAQ Global Market on the date of grant. Except as otherwise described in this proxy statement, stock option awards to our Named Executive Officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of grant and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. We do not have any security ownership requirements for our Named Executive Officers.

        There were no stock option grants made to our Named Executive Officers in 2008. However, in an effort to reduce the overhang of outstanding stock options and to incentivize and retain individuals providing services to the Company and its subsidiaries, on June 10, 2008, the Company offered each holder of outstanding Company stock options with exercise prices equal to or greater than $10.00 per share the right to tender such stock options for cancellation in exchange for restricted stock rights granted under the Company's 2001 Stock Plan based upon a 4.2 stock option shares to 1.0 restricted stock right exchange ratio. The offer included our Named Executive Officers. Pursuant to the tender offer, restricted stock rights received in exchange for cancelled options would be subject to vesting schedules ranging from 15 months to 51 months from the date of grant of the restricted stock rights (which schedule applied would depend on when the stock options that would be cancelled in exchange for the restricted stock rights were originally granted). All of our Named Executive Officers elected to participate in the offer. In deciding whether to make the offer, our Board considered a variety of alternatives to address the issues of the stock option overhang and the significant number of out-of-the-money options. Ultimately, our Board determined that, by exchanging stock options according to the terms of the offer, the Company would reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders. Additionally, the Board determined that some option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock rights and the potentially more valuable, though less certain, benefit those holders may realize by retaining their stock options. By providing for the grant of replacement awards consisting of restricted stock rights rather than new at-the-money stock options, the Board also sought to strengthen the Company's equity-based retention incentives while further aligning our existing equity compensation programs with our overall compensation philosophy.

Perquisites, Health and Welfare Benefits and Other Compensation

        The establishment of competitive benefit packages for our Named Executive Officers is an important factor in attracting and retaining highly qualified personnel. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the company has a productive and focused workforce through reliable and competitive health and other benefits.

        We do not generally provide significant perquisites or personal benefits to our Named Executive Officers.

Tax Deductibility of Executive Compensation and Accounting Policies

        The Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of our Named Executive Officers, unless compensation is qualified performance based compensation within the meaning of Section 162(m). We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our Named Executive Officers for an exemption from the deductibility limitations of Section 162(m).

        In approving the amount and form of compensation for our Named Executive Officers, the Compensation Committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

        We account for equity compensation paid to our Named Executive Officers under the rules of Statement of Financial Standards ("SFAS") No. 123R, "Share-Based Payments" ("SFAS 123R"), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We have not tailored our executive compensation program to achieve particular accounting results.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee reviewed and discussed the Company's Compensation Discussion and Analysis, the CD&A, with management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC.:
Albert Y.C. Yu, Ph.D., Chair Thomas Caulfield, Ph.D. R. Stephen Heinrichs

The information contained in the Compensation Committee Report shall not be deemed to be "soliciting material," to be "filed" with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934 and, notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors currently consists of, Albert Y.C. Yu, Ph.D. (Chair), Thomas Caulfield, Ph.D., and R. Stephen Heinrichs. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SUMMARY COMPENSATION TABLE

        The table that follows shows the compensation earned by (a) the person who served as our Chief Executive Officer during the fiscal year ended December 31, 2008; (b) the person who served as our Chief Financial Officer during the fiscal year ended December 31, 2008; and (c) the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008, or the Named Executive Officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards($) (1)	All Other Compensation ($)(2)		Total($)
John K. Kibarian	2008	250,000	—	14,600	—	200		264,800
Chief Executive Officer, President and Director	2007	250,000	—	—	3,700	200		253,900
	2006	250,000	—	20,700	—	600		271,300
Keith A. Jones	2008	200,000	10,000	21,100	160,200	200		391,500
Vice President of Finance and Chief Financial	2007	200,000	—	—	254,800	7,900	(3)	462,700
Officer	2006	200,000	—	—	347,400	600		548,000
David A. Joseph	2008	246,000	12,000	24,700	129,800	800		413,300
Chief Strategy Officer	2007	246,000	—	—	147,700	400		394,100
	2006	246,000	—	—	111,600	600		358,200
Cornelius (Cees) Hartgring	2008	237,200	17,000	17,100	194,600	800		466,700
Vice President, Client Services and Sales	2007	210,000	—	—	180,200	400		390,600
	2006	210,000	—	—	151,700	600		362,300
Kimon Michaels	2008	210,000	10,000	30,300	110,000	200		360,500
Vice President, Design for Manufacturability and	2007	210,000	—	—	160,400	200		370,600
Director	2006	210,000	—	—	175,500	4,700	(3)	390,200

(1)
The amounts in these columns reflect amounts recognized for financial statement reporting purposes for the stated fiscal years for stock options and restricted stock awards granted in that fiscal year and in prior fiscal years, in accordance with SFAS 123R. The restricted stock and option awards included in this expense amount were granted from May 2004 through August 2008. These amounts reflect our accounting expense for these awards and do not represent the actual value that may be realized by the Named Executive Officers. There can be no assurance that these amounts will ever be realized. For information on the valuation assumptions used in valuing stock option awards, refer to the Note to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year in which the stock option was granted titled "Stockholder's Equity". Please also refer to the Grants of Plan-Based Awards Table in this proxy for information on awards made in fiscal year 2008.

(2)
Unless indicated otherwise, amounts listed under "All Other Compensation" represent the dollar value of premiums for term life insurance paid by us on behalf of each Named Executive Officer during the fiscal year ended December 31, 2008. There is no cash surrender value under these life insurance policies.

(3)
The amounts represented primarily reflect payments received by the executive officers for earned sabbatical, but also include the dollar value of premiums for term life insurance paid by us on behalf of the executive officers.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008

        The following table shows grants of restricted stock and stock option awards made to our Named Executive Officers during the fiscal year ended December 31, 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
John K. Kibarian	08/18/08	23,810	—	—	$56,800
Chief Executive Officer, President and Director
Keith A. Jones	08/18/08	40,716	—	—	$272,600
Vice President of Finance and Chief Financial Officer
David A. Joseph	08/18/08	35,719	—	—	$273,400
Chief Strategy Officer
Cornelius (Cees) Hartgring	08/18/08	20,239	—	—	$266,700
Vice President, Client Services and Sales
Kimon Michaels	08/18/08	50,955	—	—	$277,700
Vice President, Design for Manufacturability and Director

        On June 10, 2008, the Company offered each holder of outstanding Company stock options with exercise prices equal to or greater than $10.00 per share the right to tender such stock options for cancellation in exchange for restricted stock rights granted under the Company's 2001 Stock Plan based upon a 4.2 stock option shares to 1.0 restricted stock right exchange ratio. Pursuant to the tender offer, restricted stock rights received in exchange for cancelled options would be subject to vesting schedules ranging from 15 months to 51 months from the date of grant of the restricted stock rights (which schedule applied would depend on when the stock options that would be cancelled in exchange for the restricted stock rights were originally granted). On August 18, 2008 and pursuant to the offer, the Company accepted for exchange stock options to purchase an aggregate of 3.3 million shares of the Company's common stock from 210 eligible participants, representing 73% of the shares subject to stock options that were eligible to be exchanged in connection with the tender offer as of August 18, 2008. Upon the terms and subject to the conditions set forth in the offer, the Company issued restricted stock rights covering an aggregate of 793,000 shares of the Company's common stock in exchange for the options surrendered pursuant to the Offer.

 OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2008

        The following table shows the outstanding equity awards of each of our Named Executive Officers as of December 31, 2008.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John K. Kibarian	80,000	—		6.39	04/21/2013	23,810	(1)	34,286	—	—
Chief Executive Officer,
President and Director
Keith A. Jones	3,500	—		9.59	05/03/2014
Vice President of Finance	9,479	25,521	(2)	8.92	11/07/2017	40,716	(3)	58,631	—	—
and Chief Financial Officer
David A. Joseph	40,000	—		6.39	04/21/2013
Chief Strategy Officer	10,833	29,167	(2)	8.92	11/07/2017	35,719	(4)	51,435	—	—
Cornelius (Cees) Hartgring	134,939	—		5.40	09/03/2012
Vice President, Client	21,666	58,334	(2)	8.92	11/07/2017	20,239	(5)	29,144	—	—
Services and Sales
Kimon Michaels	80,000	—		6.39	04/21/2013
Vice President, Design For	8,124	21,876	(2)	8.92	11/07/2017	50,955	(6)	73,375	—	—
Manufacturability, and
Director

(1)
Mr. Kibarian's 23,810 restricted stock vests as follows: 50% on 5/15/2009 and 50% six (6) months thereafter.

(2)
1/4th of these shares vested and became exercisable on November 7, 2008 and 1/48th of the total shares continue to vest and become exercisable on a monthly basis thereafter.

(3)
Mr. Jones' 40,716 shares of restricted stock vest as follows:
(a) As to 3,810 shares: 50% of the total number of rights will vest on May 15, 2009 and 50% will vest six (6) months thereafter.
(b) As to 29,763 shares: 16.7% of the total number of rights will vest on May 15, 2009 and 16.66% will vest every six (6) months thereafter.
(c) As to 7,143 shares: 12.5% of the total number of rights will vest on May 15, 2009 and 12.5% will vest every six (6) months thereafter.

(4)
Mr. Joseph's 35,719 shares of restricted stock vest as follows:
(a) As to 19,050 shares: 50% of the total number of rights will vest on May 15, 2009 and 50% will vest six (6) months thereafter.
(b) As to 5,954 shares: 16.7% of the total number of rights will vest on May 15, 2009 and 16.66% will vest every six (6) months thereafter.
(c) As to 10,715 shares: 12.5% of the total number of rights will vest on May 15, 2009 and 12.5% will vest every six (6) months thereafter.

(5)
Mr. Hartgring's 20,239 shares of restricted stock vest as follows:
(a) As to 8,334 shares: 16.7% of the total number of rights will vest on May 15, 2009 and 16.66% will vest every six (6) months thereafter.
(b) As to 11,905 shares: 12.5% of the total number of rights will vest on May 15, 2009 and 12.5% will vest every six (6) months thereafter.

(6)
Mr. Michaels' 50,955 shares of restricted stock vest as follows:
(a) As to 35,716 shares: 50% of the total number of rights will vest on May 15, 2009 and 50% will vest six (6) months thereafter.
(b) As to 5,715 shares: 16.7% of the total number of rights will vest on May 15, 2009 and 16.66% will vest every six (6) months thereafter.
(c) As to 9,524 shares: 12.5% of the total number of rights will vest on May 15, 2009 and 12.5% will vest every six (6) months thereafter.

OPTION EXERCISES AND STOCK VESTED IN THE FISCAL YEAR 2008

        None.

Potential Payments Upon Termination or Change-in-Control

        On August 19, 2008, the Company granted restricted stock rights to each of the Named Executive Officers, each of which provided that, in the event of a "change in control" (as defined in the Company's 2001 Stock Plan) any unvested portion of the stock purchase right will fully vest.

        The table below shows the value of the potential acceleration of vesting that would have been made to a Named Executive Officer had a change in control hypothetically occurred on the last business day of fiscal year 2008 (i.e. December 31, 2008). The value below was determined by multiplying the number of unvested shares subject to restricted stock rights as of December 31, 2008 by the closing price of the Company's common stock on December 31, 2008 ($1.44). Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a change in control can only be determined at the time of a change in control.

Name	Value of Accelerated Restricted Stock Rights ($)
John K. Kibarian	34,286
Keith A. Jones	58,631
David A. Joseph	51,435
Cornelius (Cees) Hartgring	29,144
Kimon Michaels	73,375

        We entered into a letter agreement with Mr. Keith A. Jones dated December 29, 2008, which amends Mr. Jones offer letter dated October 10, 2005. This letter agreement provides that, in the event that Mr. Jones experiences an involuntarily separation for any reason other than cause, death, or permanent disability, and provided certain other conditions are met, Mr. Jones will be entitled to six months base salary, monthly premiums to continue health coverage under COBRA for Mr. Jones, his eligible spouse and dependents for six months and six months accelerated vesting of any stock options outstanding at the time of Mr. Jones termination. To the extent permitted by the letter agreement and Code Section 409A, the six months base salary will be paid out in accordance with the Company's regularly scheduled payroll, commencing with the first regular payroll date that is at least five days after the conditions have been satisfied.

        The table below shows the value of the potential payments that would have been made to Mr. Jones had he experienced an involuntary separation on the last business day of fiscal year 2008, December 31, 2008. In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2008. The footnotes to the table describe the assumptions used in estimating the amounts set forth in the table. Because the potential payments to be made to

Mr. Jones depend on several factors, the actual amounts to be paid out upon Mr. Jones' involuntary separation can only be determined at the time of such involuntary separation from the Company.

Name	Cash Severance ($)		Health Benefits ($)		Intrinsic Value of Accelerated Stock Options($)	Total ($)
Keith A. Jones	100,000	(1)	6,800	(2)	—(3)	106,800

(1)
Equal to (x) the named executive officer's monthly base salary in effect as of December 31, 2008 multiplied by (y) six.

(2)
Equal to the six-month continuation of health benefits for Mr. Jones and his eligible spouse and dependents following December 31, 2008.

(3)
The value of this benefit is equal to (x) the total number of shares subject to unvested stock options that were outstanding on December 31, 2008 multiplied by (y) ($7.48) which represents the closing price of the Company's common stock on December 31, 2008 ($1.44) minus $8.92 (the exercise price of Mr. Jones unvested options). Since this amount results in a negative value, this potential benefit would have provided $0 value to Mr. Jones if he experienced an involuntary separation on December 31, 2008.

Director Compensation

        Directors who are also our employees are not paid an annual retainer, nor are they compensated for serving on the Board. Information regarding compensation otherwise received by our directors who are also executive officers is provided in "Executive Compensation" in this proxy statement.

        Our non-employee directors receive the following cash compensation for their services to the Board:

  •
  an annual cash retainer fee in the amount of $25,000;

  •
  per meeting fees of $1,500 per board meeting ($500 for telephone participation); and

  •
  per meeting fees of $1,000 per committee meeting ($500 for telephone participation).

        The Chairman of the Board receives additional fees consisting of an annual cash retainer in the amount of $30,000 plus an option to purchase 30,000 shares a year. Committee chairpersons receive additional fees, pro-rated where appropriate, as follows: the Audit and Corporate Governance Committee Chair receives an annual cash retainer in the amount of $10,000 plus an option to purchase 10,000 shares per year; the Compensation Committee Chair receives an annual cash retainer in the amount of $5,000 plus an option to purchase 7,500 shares per year; and the Nominating Committee Chair receives an annual cash retainer in the amount of $5,000 plus an option to purchase 5,000 shares per year. All directors are reimbursed for reasonable travel expenses incurred in connection with attending Board and committee meetings. Our 2001 Stock Plan provides for the automatic grant of non-statutory options to non-employee directors. Each director that is new to the Board will be granted an option to purchase 30,000 shares at the time they join the Board. In addition, pursuant to the terms of our 2001 stock plan, each non-employee director receives an option to purchase 15,000 shares each year following the conclusion of the annual meeting of stockholders for such year. These annual option grants vest with respect to 25% of the shares subject to the option on the one-year anniversary of the date of grant, and with respect to 1/48 of the shares subject to the option each month thereafter.

        In light of the fact that our 2009 Annual Meeting of Stockholders is being held later than usual this year and a desire to continue our practice of granting our non-employee directors stock options on an annual basis, the Board of Directors decided to make the annual stock option grants to non-employee directors on April 23, 2009, in lieu of the grants that would otherwise have been made on the date of the 2009 Annual Meeting of Stockholders.

        The non-employee directors received the following compensation during the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards($) (1)	Option Awards($) (1)	All Other Compensation	Total($)
Susan H. Billat(2)	$37,500	$—	$63,900	—	$101,400
Thomas Caulfield, Ph.D.	43,500	11,200	53,800	—	108,500
R. Stephen Heinrichs	64,500	—	139,900	—	204,400	(3)
Lucio Lanza	69,500	—	215,800	—	285,300
Albert Y.C. Yu, Ph.D.	45,000	13,800	78,300	—	137,100

(1)
The amounts in these columns reflect amounts recognized for financial statement reporting purposes for stock options and restricted stock awards granted during the fiscal year ended December 31, 2008 and in prior fiscal years, in accordance with SFAS 123R. The restricted stock and option awards included in this expense amount were granted from May 2004 through August 2008. These amounts reflect our accounting expense for these awards and do not represent the actual value that may be realized by our directors. There can be no assurance that these amounts will ever be realized. For information on the valuation assumptions used in valuing stock option awards, refer to the Note to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year in which the stock option was granted titled "Stockholder's Equity". The outstanding options held by each director at 2008 fiscal year end were: Dr. Caulfield (15,000); Mr. Heinrichs (122,945); Mr. Lanza (257,500); and Dr. Yu (22,500). The outstanding and unvested restricted stock awards held by each director at 2008 fiscal year end were: Dr. Caulfield (10,715) and Dr. Yu (17,183).

(2)
Susan H. Billat resigned from the Board of Directors of the Company on August 4, 2008.

(3)
Includes (i) $10,000 cash fees, and (ii) an option grant exercisable for 10,000 shares of common stock, each received by Mr. Heinrichs during the fiscal year ended December 31, 2008 for his service as the "Lead Independent Director". In 2009, the Board eliminated this position as a result of the Board's determination that the Chairman of the Board of Directors had regained his status as an "independent director".

        On November 17, 2005, we entered into acceleration agreements (each, an "Acceleration Agreement") with each of Lucio L. Lanza, Albert Y.C. Yu, Ph.D., and R. Stephen Heinrichs pursuant to which all of the options to purchase shares of our stock that have been granted or will be granted to each of the aforementioned directors will become vested and exercisable in full in the event of a change in control of the Company. Each of the acceleration agreements will generally remain in effect until terminated by the Company or, if earlier, the date the director in question ceases to provide services to the Company. For purposes of these agreements, a "change of control" is defined as an event whereby a party or group of parties, different from those maintaining control at the time of the acceleration agreement, attains a majority voting right in the Company. Also on November 17, 2005, we entered into an Acceleration Agreement with Susan H. Billat, but such agreement terminated on its terms upon Ms. Billat's resignation from the Board on August 4, 2008.

AUDIT AND CORPORATE GOVERNANCE COMMITTEE REPORT

        The Audit and Corporate Governance Committee of our Board is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit and Corporate Governance Committee are Mr. Heinrichs (Chair), Dr. Caulfield, and Mr. Lanza. Each of the members of the Audit and Corporate Governance Committee is independent as defined by the current NASDAQ Listing Rules. In addition, our Board has determined that Mr. Heinrichs qualifies as an "audit committee financial expert" as defined by SEC rules.

        Our Board has adopted a written charter for the Audit and Corporate Governance Committee which governs the Audit and Corporate Governance Committee's functions and responsibilities. This charter was amended and restated on July 23, 2003, again on January 26, 2005, in light of the Sarbanes-Oxley Act of 2002 and new SEC and FINRA rules, and again on February 3, 2009 in conjunction with the renaming of the committee and the adoption of a revised charter for the committee on April 23, 2009 to reflect its corporate governance-related duties. The Audit and Corporate Governance Committee reviews and reassesses the adequacy of this charter at least once per year and makes recommendations to the Board regarding changes or amendments the Audit and Corporate Governance Committee deems appropriate.

        The Audit and Corporate Governance Committee, subject to stockholder ratification, appoints the accounting firm to be engaged as the Company's independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit and Corporate Governance Committee is responsible for monitoring, overseeing and assessing the effectiveness of these processes.

        The Audit and Corporate Governance Committee held five meetings and took two actions by written consent during the fiscal year ended December 31, 2008. The meetings were designed to facilitate and encourage communication between the Audit and Corporate Governance Committee, management and our independent registered public accounting firm, Deloitte & Touche LLP. Management represented to the Audit and Corporate Governance Committee that our consolidated financial statements were prepared in accordance with GAAP. The Audit and Corporate Governance Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and the independent registered public accounting firm.

        The Audit and Corporate Governance Committee discussed with the independent registered public accounting firm the adequacy of the Company's internal control system, financial reporting procedures and the matters required to be discussed by PCAOB AU380, Communication with Audit Committees and Rule 2-07 of SEC Regulation S-X, as amended.

        The Audit and Corporate Governance Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. Additionally, the Audit and Corporate Governance Committee has discussed with Deloitte & Touche LLP the issue of its independence from PDF Solutions, Inc.

        Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit and Corporate Governance Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC.:
R. Stephen Heinrichs, Chair Thomas Caulfield, Ph.D Lucio L. Lanza

The information contained in the Audit and Corporate Governance Committee Report shall not be deemed to be "soliciting material," to be "filed" with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934 and, notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the Audit and Corporate Governance Committee Report shall not be deemed to be incorporated by reference into any such filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

 OTHER MATTERS

        The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the enclosed proxy will be voted in respect thereof as the proxy holders deem advisable.

        It is important that the enclosed proxies be returned promptly and that your shares be represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the enclosed proxy card in the enclosed envelope or access the proxy materials online, indicate your choices and submit them on the Internet.

By Order of the Board of Directors,

PETER COHN Secretary

San Jose, California
August 26, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 7, 2009 The undersigned stockholder of PDF Solutions, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated August 26, 2009, and hereby appoints John K. Kibarian, Joy E. Leo, and Keith A. Jones or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PDF Solutions, Inc. to be held on Wednesday, October 7, 2009, at 10:00 a.m. PDT, PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, CA 95110, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on October 7, 2009. You can view the proxy statement and our Annual Report to Stockholders for the year ended December 31, 2008 at http://ir.pdf.com/sec.cfm. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY Proxy — PDF Solutions, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

<STOCK#> 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 3 0 9 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 123456 C0123456789 12345 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 013DYC 1 U P + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2. For Against Abstain 2. Proposal to ratify the appointment by the audit and corporate governance committee of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the company for the fiscal year ending December 31, 2009. And, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. 01 - Lucio L. Lanza 02 - Kimon Michaels, Ph.D. 1. Election of Directors: For Withhold For Withhold If you wish to withhold authority to vote for any individual nominee, write that nominee’s name, or those nominees’ names, in the space printed above. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 7, 2009. Vote by Internet Log on to the Internet and go to www.investorvote.com Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.